EXHIBIT 11.1
                                                        (Page 1 of 2)
                      TEREX CORPORATION AND SUBSIDIARIES
               Amended Computation of Earnings per Common Share
                     In Thousands except per share amounts

                                                    Three Months Ended
                                                        March 31,
                                                   1994           1993

PRIMARY:

NET LOSS                                       $  10,824      $(12,399)
   Less: Accretion of Preferred Stock            (1,380)              0

Net loss applicable to common stock            $(12,204)      $(12,399)

Weighted average shares outstanding
   during the period                              10,303          9,953

Assumed exercise of warrants at
   ratio determined as of June 30, 1994               0 (a)           0 (b)

Assumed exercise of stock options                     0 (a)           0 (a)

Primary shares outstanding                        10,303          9,953


Primary Loss per common share                 ($   1.18)     ($   1.25)


(a) Excluded from the computation because the effect is anti-dilutive.
(b) Not issued or outstanding during these periods.




                                                         EXHIBIT 11.1
                                                        (Page 2 of 2)
                      TEREX CORPORATION AND SUBSIDIARIES
               Amended Computation of Earnings per Common Share
                     In Thousands except per share amounts

                                                    Three Months Ended
                                                        March 31,
                                                   1994           1993

FULLY DILUTED:

Net loss                                          10,824       (12,399)
   Less: Accretion of Preferred Stock            (1,380)              0

Net loss applicable to common stock               12,204       (12,399)

Add: Accretion of Preferred stock assumed
   converted at beginning of period                    0              0

Net income (loss) applicable to common stock      12,204       (12,399)

Weighted average shares outstanding
   during the period                              10,303          9,953

Assumed exercise of warrants at
   ratio reflecting maximum dilution                   0 (a)          0 (b)

Assumed conversion of Preferred Stock                  0 (a)          0 (b)

Assumed exercise of stock options                      0 (a)          0 (a)

Fully diluted shares outstanding                  10,303          9,953

Fully Diluted Loss per common share              ($1.18)        ($1.25)


(a) Excluded from the computation because the effect is anti-dilutive.
(b) Not issued or outstanding during these periods.